UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2015

Remark Media, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33720	33-1135689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3930 Howard Hughes Parkway, Suite 400 Las Vegas, NV		89169
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 702-701-9514

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Completion of Acquisition of Vegas.com, LLC

On September 24, 2015, Remark Media, Inc. (“Remark,” “we,” “us,” or “our”) completed the purchase (the “Vegas.com Acquisition”) of all of the outstanding equity interests in Vegas.com, LLC (“Vegas.com”) pursuant to the terms of that certain Unit Purchase Agreement dated as of August 18, 2015 (as amended, the “Purchase Agreement”) by and among Remark, Vegas.com and the equity owners of Vegas.com listed on the signature page thereto (“Sellers”).  We described the terms of the Purchase Agreement in our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on August 19, 2015.  The aggregate consideration for the Vegas.com Acquisition included (i) approximately $15.3 million of cash; (ii) 2,271,126 shares of our common stock valued at approximately $9.7 million, calculated based on a per share price equal to the volume weighted average price of our common stock during the 30 trading days ending on the third trading day prior to the closing date (the “Equity Payment”); (iii) five-year warrants to purchase 8,601,410 shares of our common stock at an exercise price of $9.00 per share valued at $10 million, calculated based on specified valuation principles (the “Acquisition Warrants”), and (iv) up to a total of $3 million in earnout payments based on the performance of Vegas.com in the years ending December 31, 2016, 2017 and 2018 (collectively, the “Purchase Price”).  To secure certain obligations of Sellers under the Purchase Agreement, the parties deposited into escrow at closing 616,197 of the shares of our common stock comprising the Equity Payment, valued at approximately $2.6 million.

On September 24, 2015, the parties to the Purchase Agreement entered into a Letter Agreement amending certain provisions of the Purchase Agreement (the “Letter Agreement”), including but not limited to (i) the allocation of the Purchase Price between cash and shares of our common stock, (ii) the elimination of the Specified Escrow as a result of the resolution of the Specified Dispute (each as defined in the Purchase Agreement), and (iii) certain indemnification provisions.  The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, which is attached as Exhibit 2.1 hereto and is incorporated herein by reference.  The form of Acquisition Warrants issued to Sellers at the closing also is attached as Exhibit 4.1 hereto and is incorporated herein by reference.

On September 24, 2015, as a condition to closing the Purchase Agreement, we also entered into an Investors Rights Agreement with Sellers (the “Investors Rights Agreement”) providing them with registration rights for the shares of our common stock issuable under the Purchase Agreement (including under the Acquisition Warrants and shares issuable under anti-dilution adjustments) and for certain transfer restrictions on the shares held by Sellers.

In accordance with our obligations under Nasdaq Listing Rule 5635, we are not permitted to issue any additional shares under the Purchase Agreement and in related transactions (including under the Acquisition Warrants) to the extent that the issuance of such shares, when aggregated together in accordance with Nasdaq rules, would exceed 19.9% of the shares outstanding, unless we obtain the approval of our stockholders for issuances in excess of such amount (the “Stockholder Approval”).  As a condition to closing the Purchase Agreement, we entered into Voting Agreements with stockholders who together hold at least 50.1% of our voting securities outstanding immediately prior to closing, providing for their agreement to vote in favor of the Stockholder Approval.  We intend to hold a special meeting of stockholders to seek the Stockholder Approval within 90 days after the closing of the Vegas.com Acquisition (the “Special Meeting”).

Acquisition Financing

On September 24, 2015, concurrently with the closing of the Vegas.com Acquisition, we entered into a Financing Agreement dated as of September 24, 2015 (the “Financing Agreement”) with certain of our subsidiaries as borrowers (together with Remark, the “Borrowers”), certain of our subsidiaries as guarantors (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”) and MGG Investment Group LP, in its capacity as collateral agent and administrative agent for the Lenders (“MGG”), pursuant to which the Lenders extended credit to the Borrowers consisting of a term loan in the aggregate principal amount of $27,500,000 (the “Loan”).  The Loan amount outstanding will accrue interest at the three month LIBOR plus 10.0% per annum, payable monthly, and the Loan has a maturity date of September 24, 2018.  The Financing Agreement and related documents also provide for certain fees payable to the Lenders and for the issuance of the Financing Warrant (as defined below).

On September 24, 2015, we also entered into a Pledge and Security Agreement dated September 24, 2015 (the “Security Agreement”) with the other Borrowers and the Guarantors, for the benefit of MGG, as collateral agent for the Secured Parties referred to therein, to secure the obligations of the Borrowers and the Guarantors under the Financing Agreement.  The Security Agreement provides for a first-priority lien on, and security interest in, all assets of Remark and our subsidiaries, subject to certain exceptions.

The Financing Agreement and the Security Agreement contain representations, warranties, affirmative and negative covenants (including financial covenants with respect to quarterly EBITDA levels and the value of our assets), events of default, indemnifications and other provisions customary for financings of this type.  The occurrence of any event of default under the Financing Agreement may result in the Loan amount outstanding and unpaid interest thereon, becoming immediately due and payable.

On September 24, 2015, as a condition to closing the Financing Agreement, we issued to an affiliate of MGG a five-year warrant to purchase 2,580,423 shares of our common stock at an exercise price of $9.00 per share valued at $3.0 million, calculated based on specified valuation principles, subject to certain anti-dilution adjustments (the “Financing Warrant”).  The Financing Warrant also provides as follows: (i) the Financing Warrant is exercisable on a cashless basis only; (ii) the number of shares of our common stock issuable upon exercise of the Financing Warrant and the exercise price thereof are subject to anti-dilution protection; (iii) we have the right to exercise all or any portion of the Financing Warrant if at any time following its issuance the closing price of our common stock is greater than or equal to $14.00; (iv) the holder has the right to sell the Financing Warrant back to Remark on its expiration date in exchange for $3.0 million in cash (reduced pro rata based on the percentage of the Financing Warrant exercised).

In accordance with our obligations under Nasdaq Listing Rule 5635, we are not permitted to issue any additional shares under the Financing Warrant to the extent that the issuance of such shares, when aggregated together in accordance with Nasdaq rules, would exceed 19.9% of the shares outstanding, unless we obtain Stockholder Approval, which we will seek at the Special Meeting.

On September 24, 2015, as a condition to closing the Financing Agreement, we also entered into a Registration Rights Agreement providing the holder of the Financing Warrant with registration rights for the shares of our common stock issuable under the Financing Warrants.

The foregoing descriptions of the Financing Agreement, the Security Agreement, the Registration Rights Agreement and the Financing Warrant do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which are attached as Exhibit 10.2, Exhibit 10.3, Exhibit 10.4 and Exhibit 4.2, respectively, hereto and are incorporated herein by reference.

Letter of Credit Facility Agreement

On September 24, 2015, concurrently with the closing of the Vegas.com Acquisition, to satisfy the closing conditions under the Purchase Agreement, Vegas.com entered into a Loan Agreement dated as of September 24, 2015 with Bank of America, N.A. providing for a letter of credit facility with up to $9.3 million of availability, expiring May 31, 2016 (the “Letter of Credit Facility Agreement”).  Amounts available under the Letter of Credit Facility Agreement are subject to customary fees and are secured by a first-priority lien on, and security interest in, a cash collateral account with the bank containing cash equal to 101.25% of the aggregate outstanding undrawn face amount of all letters of credit under the Letter of Credit Facility Agreement outstanding.

The Letter of Credit Facility Agreement contains representations, warranties, affirmative and negative covenants, events of default, indemnifications and other provisions customary for financings of this type.  The occurrence of any event of default under the Letter of Credit Facility Agreement may result in the amount outstanding thereunder and unpaid interest thereon becoming immediately due and payable.

The foregoing description of the Letter of Credit Facility Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter of Credit Facility Agreement, which is attached as Exhibit 10.5 hereto and is incorporated herein by reference.

Conversion and Repayment of Promissory Notes

Effective September 23, 2015, we entered into amendments (collectively, the “Note Amendments”) to our $3.5 million Senior Secured Convertible Promissory Note dated January 29, 2014 with Digipac, LLC (“Digipac”) and our $3.0 million and $0.3 million Convertible Promissory Notes dated December 17, 2014 and March 13, 2015, respectively, with Ashford Capital Partners, L.P. (“ACP”).  These convertible notes had conversion prices in excess of the market price of our common stock, and the Note Amendments provided that the unpaid principal amount thereof and all accrued and unpaid interest thereon would be converted automatically into shares of our common stock at a conversion price equal to the closing price of our common stock on the immediately preceding trading day, or $4.23 per share.  Also effective on September 23, 2015, Digipac converted the unpaid principal amount of and all accrued and unpaid interest under it $2.5 million Senior Secured Convertible Promissory Note dated November 14, 2013 into shares of our common stock at the existing conversion price of $3.75 per share.  The conversions resulted in the issuance of a total of 2,516,154 shares of our common stock.

Additionally, on September 24, 2015, we repaid the unpaid principal amount of, and all accrued and unpaid interest under our $0.35 million Demand Note dated September 11, 2014 with Digipac.

We entered into the Note Amendments and repaid the demand note to satisfy a condition to the closing of the Financing Agreement.  Our Chairman of the Board and Chief Executive Officer, Kai-Shing Tao, is the manager of and a member of Digipac, and our Chief Financial Officer, Douglas Osrow, is also a member.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 with respect to the closing of the Vegas.com Acquisition is incorporated into this Item 2.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 with respect to the Financing Agreement and the Letter of Credit Facility Agreement is incorporated into this Item 2.03 by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 regarding the issuance of shares of our common stock pursuant to the Financing Warrant is incorporated into this Item 3.02 by reference.  The offer and sale of such securities is being made in reliance upon an exemption from the registration requirements pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, based upon representations made by the Lenders in the Financing Agreement and related documents.

Item 8.01	Other Events.

On September 25, 2015, we issued a press release announcing the closing of the Vegas.com Acquisition.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Vegas.com had gross bookings in excess of $265 million and net revenues in excess of $45 million for the year ended December 31, 2014.

Following the issuances of shares of our common stock under the Purchase Agreement on September 24, 2015 and upon the conversion of convertible promissory notes on September 23, 2015, each as discussed above, we had 19,435,382 shares outstanding.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

The financial statements of Vegas.com required by Item 9.01(a) of Form 8-K will be filed by amendment to this Current Report on Form 8-K as soon as practicable.

(b)	Pro Forma Financial Information

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment to this Current Report on Form 8-K as soon as practicable.

(d)           Exhibits

Exhibit Number	Description

4.1	Form of Acquisition Warrant, dated September 24, 2015.
4.2	Form of Financing Warrant, dated September 24, 2015.
10.1	Letter Agreement dated September 24, 2015 by and among Remark Media, Inc., Vegas.com, LLC, and James B. Gibson in his capacity as Seller Representative.
10.2
Financing Agreement dated as of September 24, 2015 by and among Remark Media, Inc. and certain of its subsidiaries named as Borrowers and Guarantors, the Lenders and MGG Investment Group LP, as Collateral Agent and Administrative Agent for the Lenders.

10.3
Security and Pledge Agreement dated as of September 24, 2015 by and among Remark Media, Inc. and certain of its subsidiaries named as Borrowers and Guarantors, for the benefit of MGG Investment Group LP, as Collateral Agent for the Secured Parties referred to therein.

10.4	Registration Rights Agreement dated as of September 24, 2015 by and between Remark Media, Inc. and the Subscribers listed on the signature page thereto.
10.5	Loan Agreement dated as of September 24, 2015 by and between Vegas.com, LLC and Bank of America, N.A.
99.1	Press Release dated September 25, 2015.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Remark Media, Inc.

Date:	September 28, 2015	By:	/s/ Douglas Osrow
		Name:	Douglas Osrow
		Title:	Chief Financial Officer